EXHIBIT 99.1

Press Release	TARRAGON CORPORATION (NASDAQ — TARR)

Company Release — 11/09/2004 07:35

Q3 Revenues Up 95 Percent, Nine Months Net Income Up 129 Percent

NEW YORK, Nov. 9 /PRNewswire-FirstCall/ — Tarragon Corporation (NASDAQ: TARR), a leading homebuilder specializing in the development and marketing of high-density residential communities and a real estate investor with a portfolio of approximately 14,000 apartments today announced its third quarter and nine months 2004 results. 2004 third quarter total revenues were $81.6 million, up 95 percent over prior year revenues of $41.9 million, reflecting higher Homebuilding Division sales and an increasing backlog of contracts.

Income from continuing operations was $3.9 million in the third quarter of 2004, after income tax expense of $2.6 million (of which $2.3 million was a deferred tax provision), versus $6.5 million in 2003. In 2003, no provision was made for income taxes as we had provided a valuation allowance against our net deferred tax assets, and we had no current tax liability due to net operating loss carryforwards. Also included in third quarter 2003 was $7.2 million of equity in income of partnerships and joint ventures resulting from distributions received in excess of investments in unconsolidated partnerships and joint ventures related to financings of their properties. Net income was $3.9 million in the third quarter of 2004, versus $13.8 million in the prior-year which included a $7.4 million gain on the sale of rental properties that had been held in the investment portfolio. There were no such property sales in the third quarter 2004. Diluted earnings per share for the third quarter 2004 were $0.21 as compared to $0.80 in the prior year of 2003.

For the nine-month period, revenues were $208.9 million, up 114 percent over prior year revenues of $97.5 million. Net income increased 129 percent to $23.0 million versus $10.1 million. Diluted earnings per share were $1.30 versus $0.65.

Homebuilding Division

Homebuilding Division revenues in the third quarter of 2004 were up 180 percent to $56.9 million, versus $20.3 million in third quarter 2003, signifying the continued increase in activity in this Division. Gross profit contributed by the Homebuilding Division was $13.5 million versus $5.2 million. For the nine-month period, revenues increased 284 percent to $135.1 million from $35.1 million with gross profit increasing to $29.4 million from $6.4 million.

The number of homes closed in the third quarter of 2004 was 151, up 39 percent from the 109 homes closed in the same period last year. Net new home orders for the third quarter were 224, up 6 percent from 211 homes for the prior year. Net new home orders for the nine months ended September 30, 2004 were 891, up 130 percent from 388 homes for the same period last year.

Tarragon Chairman and CEO William Friedman noted, “Despite disruptions caused by multiple hurricanes during the third quarter, our Florida developments fared well. Homebuilding revenues were impressive given the impact these storms had on sales activity and scheduling of closings. We still managed to close over 150 units and put under contract an additional 224 homes. Our Northeast developments continue to move full steam ahead with closings at our Hoboken community scheduled to begin the first quarter of 2005. We look forward to these future quarters as we convert our backlog of sales into revenue.”

At September 30, 2004, Tarragon had under development or in its pipeline a total of 30 communities representing over 6,400 homes and $2.2 billion in future Homebuilding sales revenue. Seventeen communities comprising 2,821 homes were under development, of which ten communities with 1,418 homes had active sales programs in place. At September 30, 2004, the backlog of homes sold but not closed totaled 972 homes, up 122 percent from 437 homes at September 30, 2003, and up 8 percent from 899 homes at June 30, 2004. At September 30, 2004 the Homebuilding backlog increased to $344.9 million, up 78 percent from $194.0 million at September 30, 2003 and up 15 percent from $300.5 million at June 30, 2004. Tarragon also has another 3,589 homes in thirteen communities in its homebuilding pipeline.

During the third quarter of 2004, all of the criteria were met at our Alta Mar condominium project in Ft. Myers, Florida, to begin recognizing revenue under the percentage of completion method, As of September 30, 2004, construction was

Exhibit 99.1 — Page 1

over 50 percent complete with 78 percent of the homes under contract. Tarragon recognized $16.7 million of revenue from homebuilding sales with a related gross profit of $5.0 million in the third quarter of 2004.

Continuing with strong sales activity, two of Tarragon’s Florida developments, Pinecrest Village 11 in Fort Lauderdale and Venetian Bay in Kissimmee, are now completely sold out. Closings for these two projects, totaling in excess of $30 million, are scheduled for the fourth quarter. Also, Tarragon’s second Hoboken, New Jersey development, XII Hundred Grand, comprising 159 homes, opened its sales office in September with closings scheduled for the second quarter 2005.

Investment Division

Investment Division net operating income rose 7.8 percent in the third quarter of 2004 to $15.6 million, up from $14.5 million in the prior period. Same-store apartment net operating income increased 3.1 percent to $11.9 million from $11.5 million in the third quarter 2003. For the nine-month period, Investment Division net operating income rose 11.5 percent to $48.6 million from $43.6 million, and same-store apartment net operating income rose 4.4 percent to $37.0 million from $35.4 million.

Tarragon owns and operates twenty-three apartment communities throughout the State of Florida. The recent hurricanes caused only minor damage, limited primarily to property landscaping. Property maintenance staffs, working in conjunction with their landscaping contractors, are currently restoring the properties to their original condition.

In August 2004 Tarragon broke ground on its newest 180-unit luxury rental apartment community located in Meriden, Connecticut, which upon completion will increase Tarragon’s Connecticut portfolio to 2,895 apartments in 15 communities. Leasing of the apartment homes is scheduled to begin in the first quarter 2005, Cason Estates, a new 262-unit rental development under construction in Murfreesboro, Tennessee began leasing in the third quarter. Residents will begin moving into their new homes during the first quarter 2005.

Tarragon continues to execute its strategy of selectively selling older properties in its non-core markets. In the third quarter 2004 Tarragon entered into contracts of sale for three assets located in Lexington, Kentucky. The first of these properties, Cross Creek Apartments, a 144 unit community, closed in October 2004, resulting in a gain of $2.6 million. The other two communities, scheduled to close in December, are still subject to buyer due diligence. Our previously projected net income for fiscal 2004 included the gain on sale of an investment property which is currently in contract and scheduled to close in the fourth quarter 2004. If the closing does not or-cur as scheduled, projected net income for fiscal 2004 will be reduced by $6 million.

Adoption of New Accounting Pronouncement

On January 1, 2004, Tarragon adopted the provisions of the Financial Accounting Standards Board’s Interpretation No. 46, “Consolidation of Variable Interest Entities,” as revised in December 2003 (FIN 46). In accordance with the provisions of FIN 46, during 2004 Tarragon consolidated eight partnerships or joint ventures, including One Las Olas, Ltd., which owns Las Olas River House, which had previously been accounted for using the equity method. The consolidation of these eight entities resulted in an increase in total consolidated assets of $365.1 million as of September 30, 2004. Gross revenue for the third quarter and nine-month periods ended September 30, 2004, includes rents of $2.8 million and $9.0 million, respectively, and homebuilding sales of $6.5 million and $46 million produced by these eight newly consolidated entities. There was no effect on Tarragon’s consolidated net income for the three- and nine-months ended September 30, 2004.

Income Taxes

Tarragon reversed the valuation allowance against its net deferred tax asset in the second quarter 2004 upon determining realization was more likely than not, resulting in a $5 million income tax benefit. In the third quarter 2004, Tarragon has begun to reflect provisions for federal and state income taxes. Tarragon had Federal net operating loss carryforwards of approximately $71.2 million as of December 31, 2003, and will continue to use these net operating loss carryforwards to offset taxable income during 2004.

Results Conference Call

A conference call to discuss the results for the third quarter 2004 will take place today at 10:30 AM EST, and will be broadcast live over the Internet. The live webcast may be accessed by visiting the Company’s site at www.tarragoncorp.com or you may also access the live webcast by going to http://audioevent.mshow.com/192715.

Exhibit 99.1 — Page 2

Participants are encouraged to go to these sites at least 15 minutes prior to the start of the call to register, download, and install any necessary audio software. The online archive will be available shortly after the call through November 16, 2004. The telephone number for the live conference call is (800) 772-7214 (within the US and Canada) and (706) 643-0910 (International); using conference ID # 1955010. The replay telephone number for the recorded call is (800) 642-1687 (within the US and Canada) and (706) 645-9291 (international); using conference ID # 1955010.

About Tarragon Corporation

Tarragon Corporation is a leading homebuilder specializing in the development and marketing of residential communities in high-density, urban locations. Tarragon also owns and operates an investment portfolio of approximately 14,000 apartments and 1.4 million square feet of commercial space, valued at over $1 billion. The Company’s operations are concentrated in four core markets: Florida, the Northeast, Texas and Tennessee. To learn more about Tarragon Corporation, visit www.tarragoncorp.com.

Information in this press release includes forward-looking statements made pursuant of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Actual results and the timing of certain events could differ materially from those projected or contemplated by the forward-looking statements due to a number of factors, including, but not limited to, general economic conditions, interest rates, weather, the availability of financing for development and acquisition and other risk factors outlined in the Company’s SEC reports, annual report and Form 10-K. The Company assumes no responsibility to update forward-looking information contained herein.

For further information, please contact: investors, Michael Lucarelli, +1-212-691-8087, m.lucarelli@allencaron.com, or media, Len Hall, +1-949-474-4300, len@allencaron.com, both of Allen & Caron Inc., for Tarragon Corporation, or William S. Friedman of Tarragon Corporation, +1-212-949-5000, wfriedman@tarragoncorp.com.

Exhibit 99.1 - Page 3

TARRAGON CORPORATION FINANCIAL HIGHLIGHTS NINE MONTHS ENDED SEPTEMBER 30, 2004
(Dollars in thousands, except per share data)
(Unaudited)

	For the		For the
	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2004	2003	2004	2003
Revenue	$81,648	$41,917	$208,892	$97,502
Expenses	67,974	36,327	176,420	90,186
Other income and expenses:
Equity in income (loss) of partnerships and joint ventures	(97)	7,169	5,713	6,276
Minority interests in income of consolidated partnerships and joint ventures	(397)	(1,166)	(3,886)	(2,284)
Interest income	165	412	578	664
Interest expense	(6,819)	(5,520)	(19,369)	(19,863)
Gain on sale of real estate	—	—	378	1,223
Gain on disposition of other assets	—	—	2,075	—
Income (loss) from continuing operations before income tax	6,526	6,485	17,961	(6,668)
Income tax (expense) benefit	(2,632)	—	2,400	—
Income (loss) from continuing operations	3,894	6,485	20,361	(6,668)
Discontinued operations Income (loss) from operations	—	(21)	(13)	144
Gain on sale of real estate	—	7,367	2,666	16,590
Net income	3,894	13,831	23,014	10,066
Dividends on cumulative preferred stock	(226)	(226)	(678)	(559)
Net income allocable to common stockholders	$3,668	$13,605	$22,336	$9,507
Earnings per common share
Income (loss) from continuing operations allocable to common stockholders	$0.24	$0.43	$1.32	$(0.49)
Discontinued operations	—	0.50	0.18	1.14
Net income allocable to common stockholders	$0.24	$0.93	$1.50	$0.65
Earnings per common share - assuming dilution
Income (loss) from continuing operations allocable to common stockholders	$0.21	$0.37	$1.16	$(0.49)
Discontinued operations	—	0.43	0.14	1.14
Net income allocable to common stockholders	$0.21	$0.80	$1.30	$0.65

Net operating income is a supplemental non-GAAP financial measure. Following is a reconciliation of Investment Division net operating income to consolidated net income.

Exhibit 99.1 — Page 4

TARRAGON CORPORATION
RECONCILIATION OF INVESTMENT DIVISION NET OPERATING INCOME
TO CONSOLIDATED NET INCOME

(Dollars in thousands)
(Unaudited)

	For the		For the
	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2004	2003	2004	2003
Investment division net operating income	$15,584	$14,457	$48,648	$43,612
Less:
Investment division net operating income from unconsolidated properties	(4,448)	(5,267)	(13,933)	(14,664)
Investment division net operating income included in discontinued operations	—	(334)	(105)	(1,562)
Homebuilding Division rental revenue	247	1,983	1,357	5,004
Homebuilding Division property operating expenses	(448)	(1,693)	(1,456)	(4,353)
Homebuilding sales revenue	56,913	20,302	135,062	35,135
Costs of homebuilding sales	(43,409)	(15,103)	(105,687)	(28,733)
Other revenue	318	166	668	402
Depreciation expense	(5,517)	(4,821)	(16,469)	(15,021)
General and administrative expenses Corporate	(4,490)	(3,222)	(12,432)	(9,748)
Property	(1,076)	(878)	(3,181)	(2,756)
Equity in income (loss) of partnerships and joint ventures	(97)	7,169	5,713	6,276
Minority interests in income of consolidated partnerships and joint ventures	(397)	(1,166)	(3,886)	(2,284)
Interest income	165	412	578	664
Interest expense	(6,819)	(5,520)	(19,369)	(19,863)
Gain on sale of real estate	—	—	378	1,223
Gain on disposition of other assets	—	—	2,075	—
Income (loss) from continuing operations before income tax	6,526	6,485	17,961	(6,668)
Income tax (expense) benefit	(2,632)	—	2,400	—
Income (loss) from continuing operations	3,894	6,485	20,361	(6,668)
Discontinued operations Income (loss) from operations	—	(21)	(13)	144
Gain on sale of real estate	—	7,367	2,666	16,590
Net income	$3,894	$13,831	$23,014	$10,066

SOURCE Tarragon Corporation

CO: Tarragon Corporation
ST: New York
IN: RLT FIN CST
SU: ERN CCA

Exhibit 99.1 — Page 5